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                                                                    Exhibit 99.2


                                   April 16, 2002


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0405

         Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of ProLogis Trust (No. 333-75722)
                  Filed April 16, 2002

Ladies and Gentlemen:

         In connection with the post-effective amendment No. 1 to registration statement on Form S-3 of ProLogis Trust (No. 333-75722) filed on April 16, 2002, Arthur Andersen has consented to the incorporation by reference of their audit reports for Security Capital Group Incorporated and ProLogis Trust.

         Arthur Andersen has represented to Security Capital Group Incorporated that their audits were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

         If you have any questions or comments relating to this issue, please contact me at 505-820-8201.

                                  Sincerely,

                                  SECURITY CAPITAL GROUP
                                  INCORPORATED

                                  /s/ Jeffrey A. Klopf

                                  Jeffrey A. Klopf
                                  Senior Vice President and Secretary

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